Exhibit 10.1
CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT (INDICATED BY ASTERISKS) HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.
Publicis Touchpoint Solutions, Inc.
2000 Lenox Drive, Suite 100
Lawrenceville, NJ 08648
Tel: 609-219-0081
Fax: 609-219-9188
PROFESSIONAL DETAILING SERVICES AGREEMENT
PROFESSIONAL DETAILING SERVICES AGREEMENT, dated as of July 14, 2010, between PUBLICIS TOUCHPOINT SOLUTIONS, INC. (“Publicis”), a New Jersey corporation with offices at 2000 Lenox Drive, Suite 100, Lawrenceville, New Jersey 08648 and SOMAXON PHARMACEUTICALS, INC. (“Client”), a Delaware corporation with offices at 3570 Carmel Mountain Road, Suite 100, San Diego, CA 92130.
Background
A. Client develops, distributes and sells prescription pharmaceutical products;
B. Publicis assists pharmaceutical and healthcare companies in promoting and selling their over-the-counter and/or prescription pharmaceutical Products by making Calls on Target Prescribers to explain to, and discus with, Target Prescribers the Products, their approved uses, their contraindications and other information regarding the Products (such communications with Target Prescribers are referred to in this Agreement as “Detailing”); and
C. Client desires that Publicis engage in the Detailing of certain Client Products in the Territory to the extent agreed by them from time to time.
In consideration of the premises and the mutual agreements of the parties in this Agreement, the parties, intending to be legally bound, agree as follows:
1. Definitions. In this Agreement, the following terms shall have the following meanings, except where the context otherwise requires:
“Call” means an interactive face-to-face discussion between a Representative and a Target Prescriber during which discussion the Representative provides Client-specified information regarding the Product and may offer samples of the Product and use Product Promotional Materials in accordance with this Agreement.
“Detailing” has the meaning set forth in paragraph B above.
“Product” means any prescription pharmaceutical product of Client that is made subject to this Agreement by the signing of a Supplement in accordance with this Agreement.

“Product Promotional Materials” means Client-provided written, printed, graphic and/or other tangible materials relating to the Product and intended for use by Representatives during Calls.
“Program” means a program of Detailing to be conducted by the Representatives with respect to a particular Product or Products pursuant to this Agreement.
“Representative” means a person employed by Publicis to conduct Detailing activities in connection with a Program.
“Supplement” means a supplemental agreement to this Agreement, signed on behalf of Client and Publicis (which may be in substantially the form of Exhibit A to this Agreement or any other form determined to be appropriate by both parties) that contains the specific terms of one or more individual Program(s), including, but not limited to (a) the Product or Products covered; (b) the Territory; (c) the number, timing of hiring and qualifications of Representatives to be assigned to the Program(s) and the number and types of Calls to be made; (d) the Target Prescribers; (e) applicable Training Programs; (f) the duration of the Program; and (g) the compensation and expenses payable and reimbursable to Publicis.
“Target Prescriber” means a primary care physician (i.e., internist, family practitioner or general practitioner) or specialist physician or para-professional designated in a Supplement by Client (or otherwise specified by Client as set forth in any Supplement) with respect to a Program.
“Territory” means the geographical area or areas designated by Client in a Supplement with respect to a Program.
“Training Program” means a program conducted by Client, with the assistance of Publicis, for training the Representatives and field managers with respect to a particular Product and/or Program.
2. Scope of Activities
(A) This Agreement contains the general agreements between the parties that will apply to and govern the individual Programs conducted from time to time by the parties. For each such individual Program, the parties will, in their discretion, enter into a Supplement containing the specific information, terms and conditions relating to that Program. Any such Supplement shall be governed by the provisions of this Agreement, except to the extent that such Supplement modifies or conflicts with a provision of this Agreement. In the event that a provision of this Agreement is in conflict with any information in a Supplement, the information in the Supplement shall be controlling. In the event that a provision of this Agreement is modified, all other provisions of this Agreement shall remain in full force as written.
(B) With respect to each Program, Publicis shall (i) engage in Detailing of each applicable Product in the applicable Territory as provided in the Supplement, and (ii) maintain a sales force of Representatives to Detail the Product in accordance with the applicable Supplement.

(C) During the term of each Program, the parties shall be responsible for the following respective duties and obligations to the extent applicable in connection with each Program:
(i) Publicis will recruit and hire the agreed number of Representatives as provided in a Supplement in accordance with the specifications and qualifications included in the Supplement, whose exclusive activities shall be to Detail the Product for that Program in the Territory. Publicis shall not hire a Representative for any Program without the prior approval of Client. Publicis will notify Client within one (1) business day of any new vacancy in its team of Representatives during the term of any Program, and Publicis will use commercially reasonable best efforts to fill any vacancy within 20 business days after such notice (unless Client instructs Publicis not to fill such vacancy within such timeframe).
(ii) Publicis will not (A) hire any Representatives for any Program hereunder that are subject to legal restrictions, as determined by Publicis’ background check investigation process, that would prevent their ability to Detail Products in accordance with this Agreement and the applicable Supplement, or (B) utilize the services in connection with any Program of any employee, consultant, contractor or agent that has been (i) disqualified or debarred by the FDA or any other regulatory body having jurisdiction of the manufacturing, sale or marketing of Products or (ii) excluded from Federal health care programs. Further, Publicis shall use its commercially reasonable efforts to ensure that Representatives are not subject to any non-competition obligations that would prevent their ability to Detail Products in accordance with this Agreement and the applicable Supplement.
(iii) Publicis shall maintain records of all completed Calls. Upon Client’s reasonable request, Publicis management representatives shall consult from time to time with Client as to the progress of each Program. Unless otherwise provided in a Supplement, Client will provide or approve the Territory and Target Prescriber list at or prior to the time a Supplement for a Program is executed. Within the first 90 days of the Program, Publicis may, in its discretion, recommend to Client changes and or updates to the Territory alignment and Target Prescriber list.
(iv) Publicis shall provide additional Publicis management and supervisory personnel to coordinate and support the activities of the Representatives as Publicis determines to be appropriate to accomplish Publicis’ responsibilities under each Program. The number and type of Publicis management and supervisory personnel may be further defined in the Supplement.
(v) Publicis will procure the computer equipment, as defined in each Supplement, on behalf of Client. Publicis or its agents will be responsible for the configuration, deployment and maintenance of all hardware and software systems and other equipment specified in the applicable Supplement to be used by its field personnel. Client shall bear the full costs of the support listed in the preceding sentence or described in a Supplement and shall reimburse Publicis as further outlined in a Supplement. Publicis will be responsible for making commercially reasonable efforts to ensure that such systems and equipment are compatible and synchronized with Client’s systems, as applicable. Publicis shall procure fleet automobiles on behalf of Somaxon under a two year lease agreement. All costs related to the fleet automobile lease, including without limitation, maintenance and insurance, will be paid for by Client on a pass thru basis as further defined in a Supplement.
(vi) As the employer of the Representatives, Publicis shall have responsibility for their direction and control. Publicis agrees that the Representatives and other Publicis personnel will cooperate fully with Client and its district managers in their monitoring of the Program and will accept sales and marketing direction from Client. Client’s employees shall be entitled to ride with the Representatives and to attend and participate in any Call. Client shall be entitled to give coaching-related feedback directly to any Representative regarding his or her performance. Subject to sub clause (vii), below, if Client desires to provide formal corrective or disciplinary action or establish corrective or disciplinary procedures for a Representative, Client and Publicis shall agree upon such action or procedure, provided that only Publicis shall discuss and implement such action or procedure with a Representative.

(vii) Publicis shall promptly remove from any Program any Representative or field manager upon Client’s lawful request or as required by Publicis’ own policies or any applicable federal or state laws or regulations, provided that the request for removal is not based on sex, race, creed, color, national origin, or any other protected status. Publicis will use its commercially reasonable best efforts to fill any such vacancy within 20 business days after such notice (unless Client instructs Publicis not to fill such vacancy within such timeframe).
(viii) In connection with the Detailing of the Products, Publicis shall use only Product Promotional Materials provided by Client, in each case only in strict compliance with Client’s instructions relating to each item of Product Promotional Materials. Publicis shall immediately cease the use of any Product Promotional Materials when instructed to do so in writing by Client. Publicis shall use the Product Promotional Materials only for the purposes of this Agreement. Representatives shall make no claims, statements or representations regarding Products other than those expressly authorized by Client.
(ix) Client shall provide to Publicis with respect to each Program, at Client’s expense, Product Promotional Materials in sufficient quantities to enable the Representatives to Detail the Product. The shipment of all Product Promotional Materials shall be at Client’s expense, and the storage of Product Promotional Materials by Publicis personnel shall be at Client’s expense, or as outlined in a Supplement. Publicis personnel shall not rent storage facilities for the Product Promotional Materials without the prior consent of Client.
(x) Client shall have sole discretion regarding the content of all Product Promotional Materials, and all copyright and other intellectual property rights in the Product Promotional Materials shall remain vested in Client. Publicis shall not develop, create or use any other promotional materials or literature in connection with the Programs or the Products.
(xi) Publicis shall neither add, delete or modify any claims, including, but not limited to, efficacy or safety claims nor make any changes (including, but not limited to, underlining or adding notes) in the Product Promotional Materials. Publicis shall not make any disparaging, untrue or misleading statements or comments about Client or its competitors or the products or employees of any of them. Publicis shall Detail the Products in accordance with all applicable laws, rules regulations and professional guidelines, including, but not limited to, any applicable provisions of the Federal Food, Drug and Cosmetic Act, the American Medical Association Gifts to Physicians from Industry Guidelines, the Prescription Drug Marketing Act (“PDMA”), the Medicare-Medicaid Anti-Fraud and Abuse Amendments, the PhRMA Code on Interactions with Healthcare Professionals, the False Claims Act, the Medicare and Medicaid Patient Protection Act of 1987, as amended, all applicable laws or regulations relating to the protection of the privacy of personally-identifiable data (“Data Protection Laws”), all Department of Health and Human Services OIG Guidance applicable to any of the foregoing, and all applicable state law requirements (collectively, the “Applicable Requirements”).

(xii) Publicis will timely and accurately collect such information that Client reasonably requests relating to Calls, Details and the Program (the “Data”) and as permitted within Publicis sales force automation tool, including all data required to facilitate Client’s compliance with applicable state law reporting requirements and other Applicable Requirements, and Publicis will maintain such Data and share such Data with Client in accordance with Client’s specifications. The Data and Client’s specifications with regards to such Data will be specified in the applicable Supplement or will otherwise be mutually agreed by the parties.
(D) Client shall make available to Publicis, at Client’s expense, a reasonable number of Client’s sales training and marketing personnel to assist and consult with Publicis’ product and sales management teams regarding the Detailing of the Products from time to time, except as otherwise provided in a Supplement.
(E) Client shall be solely responsible for accepting and fulfilling purchase orders, billing and returns with respect to the Products and for establishing the terms and conditions of the sale of the Products, including, but not limited to, the price at which Products will be sold, whether the Products shall be subject to any discounts, and the distribution of the Products.
(F) Client shall make reasonably available to Publicis, at Client’s expense, relevant market share performance data relative to each Program.
(G) Client shall, at Client’s expense, provide to Publicis Target Prescriber lists, including applicable state license numbers and state license expiration dates, no later than at the time of signing of a Supplement, except as otherwise provided in a Supplement.
3. Compensation
(A) In consideration of Publicis’ services under this Agreement, Client shall (i) pay Publicis the compensation set forth in each Supplement, and (ii) pay, or reimburse Publicis for, such expenses as are set forth on each Supplement, in each case at the time or times required by such Supplement. Unless otherwise provided in this Agreement or a Supplement, Publicis’ services and expenses will be invoiced to Client monthly.
(B) Client shall be in default under this Agreement if it shall fail to make any payment to Publicis that is not subject to good faith dispute by Client within 30 days after Client’s receipt of the invoice, unless another due date is provided in this Agreement or a Supplement, with the remainder payable as soon as practicable after such dispute is resolved. In addition to all other remedies Publicis may have, all undisputed past due payments will be subject to a late charge of 1 1/2 % per month or such lower rate as is permitted by applicable law.
4. Representations, Warranties and Agreements
(A) Publicis represents and warrants to Client that (i) Publicis has the power and authority to enter into and perform its obligations under this Agreement; (ii) Publicis is subject to no restrictions that would impair its ability to perform its obligations under this Agreement; (iii) Publicis has or will obtain the requisite personnel, facilities, equipment, expertise, and skill to perform its obligations under this Agreement, and (iv) in performing its obligations hereunder, Publicis and its employees and agents will not violate or infringe upon the intellectual property or other rights of third parties, including, but not limited to, property, contractual, employment, confidentiality, trademark, trade secret, copyright, patent, proprietary information, and non-disclosure rights. In performing their services, Publicis personnel shall comply under all circumstances with the more stringent of (a) all applicable Detailing policies of Client to the extent that such policies are made known to Publicis in writing or (b) all applicable internal policies of Publicis.

(B) During the term of a Program, (i) Publicis’ Representatives and field managers engaged in the performance of services under this Agreement shall be exclusively assigned to the Products, and (ii) Publicis will not reassign Representatives to other manufacturer’s products without prior consultation with Client, unless Client requests their removal from Client’s Program.
(C) Nothing in this Agreement shall be deemed to authorize Publicis to act for, represent, or bind Client other than as specifically provided by this Agreement.
(D) Client represents and warrants to Publicis that: (i) Client has the power and authority to enter into and perform its obligations under this Agreement; (ii) Client is subject to no restrictions that would impair its ability to perform its obligations under this Agreement, and (iii) in performing its obligations hereunder, Client and its employees and agents will not violate or infringe upon the intellectual property or other rights of third parties, including, but not limited to, property, contractual, employment, confidentiality, trademark, trade secret, copyright, patent, proprietary information, and non-disclosure rights. Client shall comply with all Applicable Requirements in structuring and implementing Detailing Programs and performing its obligations under this Agreement.
5. Status of Publicis and the Representatives
(A) Publicis is being retained and shall perform under this Agreement strictly as an independent contractor. Employees and Representatives of Publicis performing services under this Agreement shall not be employees of Client for any purpose. Neither party to this Agreement shall have responsibility for the hiring, termination, compensation, benefits or other conditions of employment of the other party’s employees.
(B) Publicis employees and Representatives are not eligible to participate in any pension plans, profit sharing plans, insurance plans or other employee benefit plans offered by Client to its employees. Client shall not be responsible for, and will not maintain or procure any workers’ compensation or unemployment compensation insurance for or on behalf of Publicis’ employees or Representatives. Publicis shall be solely responsible for paying all salaries, wages, benefits and other compensation to its employees in connection with the performance of Publicis’ services under this Agreement, and for all taxes and other charges levied by any governmental agency on, or because of, services provided by Publicis under this Agreement. Publicis shall be solely responsible for any personal injury or property damage caused by Publicis or its employees or agents in the course of carrying out any duties under this Agreement.

6. Training
(A) Prior to the start of Detailing (or, with respect to a Representative that joins a Program after Detailing has begun, prior to the date that such Representative begins Detailing), Client, with the assistance of Publicis, shall conduct the appropriate number and type of Training Programs required to educate Representatives and field managers about the Product(s) that are the subject of the Program and compliance with Applicable Requirements, unless otherwise specified in a Supplement. Client shall provide all training materials for the Training Programs. Training Programs shall include appropriate “at home” study materials for indoctrination prior to the start of each formal Training Program. Further training will be conducted on at least an annual basis or, if more frequently, on an as-needed basis at Client’s expense.
(B) Except as otherwise provided in this Agreement or a Supplement, Client shall pay for all expenses associated with Training Programs.
(C) Publicis, at its expense unless otherwise provided in a Supplement, shall provide training of each Representative (i) on all applicable Publicis processes, procedures and systems (including hardware and software systems) to allow such Representative to perform all required activities hereunder, and (ii) as required per Publicis’ internal policies and procedures (which will include, at least annually, training on compliance with Applicable Requirements).
7. Samples
(A) At Client’s option and expense, Client shall provide samples of the Products to Publicis for distribution to the Representatives. Client shall determine the quantity and types of samples to be provided to Publicis and the method of distribution of the samples to Target Prescribers. The shipment of samples shall be at Client’s expense, and the storage of samples by Publicis field personnel shall be at Client’s expense, or as outlined in a Supplement. Publicis personnel shall not rent storage facilities for samples without the prior consent of Client. Each Representative shall store the samples in accordance with the PDMA (if applicable) and any requirements specific to the Product(s) that are made known to Publicis in writing at the time a Supplement with respect to such Product(s) is signed.
(B) Publicis shall maintain written procedures for compliance with the PDMA and cause all Representatives to comply with the more stringent of (i) all applicable requirements of the PDMA, (ii) all applicable requirements of Publicis’ policies relating thereto, or (iii) all applicable policies of Client relating to sampling to the extent that such policies are made known to Publicis in writing. Client shall be permitted to review Publicis’ procedures for the distribution of samples and sample activity forms to ensure compliance with the PDMA. Publicis shall notify Client promptly upon learning that any sample shipped by Client to Publicis has been lost or has not been received as scheduled or has otherwise not been handled in accordance with the PDMA.
8. Communications: Monitoring the Program
A) During the term of a Program, Publicis shall communicate to Client’s Medical Information Department, or such third party that Client specifies to Publicis in writing from time to time, of comments, requests and inquiries of healthcare providers relating to the Products that are not covered by Product labeling, of which Publicis becomes aware. All responses to such comments, requests or inquiries from healthcare providers shall be handled solely by Client. Publicis shall provide reasonable assistance to Client, at Client’s expense, to the extent deemed necessary by Client to fully respond to such communications.
B) During the term of a Program, all responses to requests or inquiries of government agencies and filings with regulatory bodies concerning the Products or any Program shall be the sole responsibility of Client. Publicis shall reasonably assist Client with respect to such requests, inquiries or filings to the extent deemed necessary by Client, including by providing all information and documentation reasonably requested by Client in connection therewith as soon as is reasonably practicable. The foregoing cooperation by Publicis shall be at Client’s expense, subject to Section 11 and except to the extent that Publicis is obligated to provide indemnification relating to such situation pursuant to Section 14.

C) During the term of this Agreement, Publicis shall promptly notify Client of any information Publicis receives regarding any threatened or pending action by any third party, regulatory agency or other government authority which may affect the Products or any Program, including but not limited to any litigation or governmental investigation. To the extent permitted by law, Publicis will provide Client with copies of all documents received by Publicis relating to any of the foregoing. Publicis shall, at the request of Client, reasonably cooperate with Client in taking appropriate action. In no event shall Publicis itself respond to any such third party, regulatory agency or other government authority action without the prior written consent of Client unless compelled to do so by law. To the extent permitted by law (including but not limited to all relevant Data Protection Laws), copies of all documents to be provided to such third party, regulatory agency or government authority will be provided to Client in advance, if practicable, or otherwise as soon as is reasonably practicable after delivery to such third party, regulatory agency or government authority. The foregoing cooperation by Publicis shall be at Client’s expense, subject to Section 11 and except to the extent that Publicis is obligated to provide indemnification relating to such situation pursuant to Section 14.
D) Publicis will promptly notify Client in the event that it becomes aware of any diversion, adulteration, misbranding or violations of any Applicable Requirements concerning the Products or any Program.
E) Client shall have the right upon reasonable notice to Publicis to audit Publicis’ records for the purpose of verifying that the Calls, Detailing and other services provided hereunder were and are being conducted in compliance with all Applicable Requirements and that amounts charged to Client are consistent with this Agreement and the applicable Supplement. Such audit activities shall be at Client’s expense unless such audit reveals that Client has been overcharged by more than 5% for any applicable period of one fiscal quarter or more, in which case the costs of such audit shall be reimbursed by Publicis. Any dispute arising under or relating to any such audit (or any of the parties’ rights and obligations under this Agreement) that cannot be resolved in the course of reasonable discussions between the parties will be referred to Client’s Chief Commercial Officer and Publicis’ General Manager, Publicis Selling Solutions division, for resolution. In the event these two representatives of the parties are unable to resolve such dispute within thirty (30) days of such dispute being referred to them, the parties may resort to any remedies available to them to resolve the dispute.
9. Insurance
A) Publicis shall maintain insurance coverage as follows:
(i) Workers’ compensation insurance with statutory limits of liability and employer’s liability insurance with a limit of $1,000,000.
(ii) Commercial general liability insurance, including products, completed operations and contractual liability coverage with a combined single limit of $1,000,000 per occurrence and $2,000,000 aggregate, with such policies naming Somaxon as an additional insured with respect to such commercial general liability and products liability coverage.

(iii) Automobile liability insurance with a combined single limit of $1,000,000.
(iv) Umbrella/excess liability insurance in the amount of $5,000,000 per occurrence and aggregate providing coverage over and above the limits afforded under the commercial general and automobile liability policies required hereunder.
(v) Professional liability insurance covering the errors and omissions of Publicis’ employees providing professional or technical services of not less than $2,500,000 per occurrence and aggregate.
B) Client will maintain full product liability insurance in respect of claims by third parties for death or personal injury arising out of the use of the Products, such insurance to be in form and amounts customary and accepted in the U.S. pharmaceutical industry relating to products such as the Products.
C) Upon request, each party shall provide to the other party evidence of compliance with the insurance requirements of this Section.
10. Adverse Reaction Reporting; Product Complaints
A) To the extent that Publicis field personnel or a Representative becomes aware of any information relating to the use of any Product that may constitute an Adverse Event (as such term is defined in 21 CFR 310.305 and 21 CFR 314.80, or any replacements therefore), Publicis shall collect and report such information to Client’s Global Safety Surveillance Department or such third party that Client specifies to Publicis in writing from time to time, within one (1) business day after becoming aware of such information. Publicis shall provide such information in accordance with all applicable laws and regulations, including 21 CFR 310.305, 21 CFR 314.80 and 21 CFR 600.80. As between Client and Publicis, Client will be solely responsible for reporting Adverse Events for Products to the FDA and any other applicable regulatory authority in accordance with all applicable laws and regulations. Except to the extent required by applicable law or regulations, Publicis shall not make any statement or give any opinion to any Target Prescriber or any third party that could reasonably be construed as an admission of fault on Client’s part or a promise that Client will compensate anyone with respect to any Adverse Event.
B) Publicis shall notify Client’s Medical Information department, or such other third party that Client specifies to Publicis in writing from time to time, of any Product complaint within two (2) business days of Publicis becoming aware of such Product complaint. Publicis shall cooperate in good faith with Client to investigate any Product complaint and any suspected or actual failure of Product that results in a recall, withdrawal or field correction; provided, however, that all decisions made with respect to the handling of any such situation shall be in Client’s reasonable discretion; and, provided further, that such cooperation shall be at Client’s expense, subject to Section 11 and except to the extent that Publicis is obligated to provide indemnification relating to such situation pursuant to Section 14. Except to the extent required by applicable law, Publicis shall not make any statement or give any opinion to any Target Prescriber or any third party that could reasonably be construed as an admission of fault on Client’s part or a promise that Client will compensate anyone with respect to any Product complaint.

11. Return/Recalls
A) During the term of this Agreement, Publicis will direct any inquiries or requests relating to the return of any products to Client, or such other third party that Client specifies to Publicis in writing from time to time, and in no event shall Publicis provide any information contrary to Client’s Returned Goods Policy in effect from time to time and made available to Publicis in writing. Any Products returned to Publicis shall be shipped to Client’s designated third party logistics facility, with any reasonable or pre-authorized shipping or other documented direct costs to be paid by Client (subject in each case to Publicis’ compliance with the preceding sentence).
B) To the extent permitted or required by any Applicable Requirement, as between the parties any decision to recall, withdraw, conduct a field correction or cease distribution of any Product as a result of a violation of any Applicable Requirement, or because the Product presents a possible safety risk or otherwise, shall be made by Client. Client will notify Publicis of all such actions relating to any Product initiated by Client or required by the FDA or any other applicable regulatory body so as to enable Publicis to provide Client with such assistance in connection with such action as may reasonably be requested by Client. In the event that such action is required by the FDA or any other applicable regulatory body, or if any such action is deemed advisable by Client in its sole discretion, such action shall be implemented and administered in a manner which is appropriate and reasonable under the circumstances and in conformity with any requests or orders of the applicable regulatory body, as well as accepted trade practices and all Applicable Requirements. The costs and expenses in connection with such action shall be paid by Client, except in the event of a government-ordered recall or withdrawal of a Product or a recall or withdrawal that Somaxon determines in good faith (after consultation with appropriate counsel) is required to be conducted to comply with an Applicable Requirement, and then only to the extent that Client clearly demonstrates that such ordered or required recall or withdrawal of a Product was directly caused by Publicis’ negligent or intentional wrongful act or omission, in which case the direct documented cost and expenses of such Product recall or withdrawal will be shared in proportion to each party’s contribution to the problem, as evidenced by clear and convincing evidence. Notwithstanding the foregoing, in no event shall Publicis’ maximum obligation related to the physical costs of recalling or withdrawing such ordered or required recall or withdrawal of a Product exceed One Million Dollars ($1,000,000). Client shall handle exclusively the organization and implementation of all such actions relating to Products. During the Term and for a period of three (3) years after termination or expiration of this Service Agreement, Publicis will maintain such information as will be reasonably required by Client to effect a Product recall, withdrawal or field correction.
12. Confidentiality; Intellectual Property Rights.
A) In connection with this Agreement, Publicis and Client shall hold in confidence all information received from the other party relating to the other party or its business, the Program, Target Prescribers, or the Products that would reasonably be understood from notice or legends, the nature of such information or the circumstances of the information’s disclosure to be confidential to the disclosing party (“Confidential Information”). The receiving party shall maintain the confidentiality of the Confidential Information of the disclosing party with the same degree of care and diligence with respect to confidentiality as such party affords to its own similar confidential information, but under no circumstances less than reasonable care and diligence. The receiving party shall not use or disclose such Confidential Information of the disclosing party for any purpose other than those contemplated by this Agreement without the prior written consent of the disclosing party. Confidential Information may include, but is not limited to, information concerning the disclosing party’s research or development efforts, trade secrets, computer software, proprietary methodologies and processes, recipes or formulas, product or marketing plans, vendor or customer relationships, finances, business operations or affairs and any information of third parties that the disclosing party maintains in confidence, and all tangible embodiments of such information. The foregoing confidentiality and non-use restrictions shall not apply with respect to information that (a) the receiving party can prove was known to the receiving party or its employees prior to its disclosure by the disclosing party, (b) was obtained by the receiving party from a third party that the receiving party reasonably believed had no obligation not to disclose such information, (c) was made available to the public or was accessible to the public through no fault of the receiving party or its employees, or (d) is required to be disclosed by law or judicial process. If the receiving party is required by law or judicial process to disclose any such Confidential Information, the receiving party shall first notify the disclosing party in writing and shall permit the disclosing party to contest the disclosure of such Confidential Information at the disclosing party’s expense. The receiving party shall cooperate fully with the disclosing party in order to limit such disclosure to the extent legally permissible. The confidentiality and non-use covenants of this Section 12(A) shall remain in effect during the term of this Agreement and for a period of five (5) years following the expiration or termination thereof. Publicis shall cause its Representatives (and any other employees or agents performing services hereunder) to enter into confidentiality agreements with Publicis having terms and conditions that are at least as stringent as the terms of this Agreement relating to confidentiality and non-use of Client’s Confidential Information, and Publicis shall be responsible and liable for any breach of such terms and conditions by its Representatives or other employees or agents.
B) All information and documentation relating to the Calls, Detailing, the Products or the Program provided by or on behalf of Client (including but not limited to all Product Promotional Materials and all Data) (collectively, “Client Information”) shall remain the exclusive property of Client. No license or other rights to such Client Information is granted or implied hereby, including any license or right to create derivative works with respect to such Client Information. Notwithstanding anything to the contrary contained herein, all data, information and inventions generated or derived by Publicis employees, consultants, professional advisors, agents or representatives in the performance of services hereunder, and any improvements, derivative works or other intellectual property derived from such data, information and inventions (collectively with such data, information and inventions, “Client Property”) shall be and remain the exclusive property of Client, and Publicis agrees to (and to cause its officers, employees, directors, consultants, professional advisors, agents and representatives to) (i) promptly notify Client of any of the foregoing, (ii) assign its rights in all such data, information, inventions, improvements, derivative works and/or other intellectual property (including any related patents) to Client and (iii) execute all documents reasonably deemed necessary by Client for purposes of procuring such rights. Notwithstanding the foregoing, Client acknowledges that prior to, during and after the date of this Agreement Publicis possesses or will possess certain inventions, processes, know-how, trade secrets, improvements, and other assets, including but not limited to procedures and techniques, procedure manuals, personnel data, financial information, computer technical expertise and software, which have been independently developed by Publicis outside the scope of this Agreement or which relate to its business or operations generally and not specifically to Client’s Products (collectively “Publicis Property”). Client and Publicis agree that, notwithstanding anything to the contrary contained herein, (i) any Publicis Property which is used by Publicis prior to or during the term of this Agreement is the sole and exclusive property of Publicis, and (ii) any improvements to Publicis Property developed during the term of this Agreement shall be the sole and exclusive property of Publicis. For the avoidance of doubt, Publicis Property does not include Client Property.

13. Term and Termination
A) This Agreement and the Supplements shall continue in effect until terminated by either party in accordance with this Section.
B) This Agreement and the Supplements shall terminate automatically upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings by or against Publicis or Client.
(i) Client may terminate this Agreement and any or all Supplements for any reason on at least 90 days’ written notice to Publicis; provided however, that Client shall be obligated to pay Publicis for (i) all program costs through the end of the 90 day termination notice period and (ii) if such termination is effective prior to the first anniversary of the hiring date of the Representatives in an applicable Supplement, a termination fee equal to *** of the remaining total Program cost as defined in the such Supplement.
(ii) If one party commits a material breach of its obligations under this Agreement, the other party may terminate this Agreement and any or all Supplements upon written notice to the other party if the breaching party fails to cure such breach within 30 days of written notice of the breach.
(iii) If a change in applicable law renders performance of a material obligation of this Agreement unlawful, the parties shall use their best efforts to negotiate an alternative arrangement. If such arrangement is not agreed to within 30 days, either party may immediately terminate this Agreement on written notice to the other party.
(iv) If this Agreement is terminated pursuant to this Article 13, at Client’s request, the parties shall discuss in good faith an appropriate phaseout of Publicis’s Detailing activities.
(v) The termination of this Agreement by Client under subclause (i) above or by Publicis under subclause (ii) above shall not affect Client’s obligation to pay any amount owed to Publicis under this Agreement, including costs due from Publicis to third parties relating to Programs that are not cancellable through reasonable diligence and, if the termination is made by Publicis under subclause (ii) above, severance costs relating to the termination of Representatives (which severance costs shall not exceed 2 weeks of base salary if the termination is effective prior to the first anniversary of the effective date of the applicable Supplement, or 3 weeks of base salary if the termination is effective after such first anniversary). The termination of this Agreement shall not affect any rights or obligations of either party under this Agreement which are intended by the parties to survive such termination, including, but not limited to, those rights and obligations in Sections 3, 5, 8, 9, 12, 14, 16 and 17.
(vi) Within ten business days following the termination of this Agreement or any Program, Publicis shall return to Client, at Client’s expense if such termination is by Client under subclause (i) above or by Publicis under subclause (ii) above (but otherwise at Publicis’ expense), all applicable Confidential Information, Product Promotional Materials, Product samples, marketing plans, forms, territory lists, reports and any and all other tangible items provided to Publicis by Client or generated by Publicis pursuant to this Agreement, and Publicis shall destroy any computer files or images containing any of the foregoing, other than documents that Publicis is required to keep by law or for tax reasons.

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

14. Indemnification
A) Publicis shall indemnify and hold harmless Client and its officers, directors and employees from and against all claims, liabilities, damages and expenses (including but not limited to reasonable attorneys’ fees and disbursements and court costs and any reasonable attorneys’ fees and disbursements and court costs incurred in establishing liability under and enforcing this indemnity) (collectively, “Losses”) arising out of or resulting from (a) the breach of this Agreement by Publicis or any of its officers, directors, employees, agents or contractors, (b) the negligence, recklessness, willful misconduct or violation of law by Publicis or any of its officers, directors, employees, agents or contractors, or (c) any acts or omissions outside the scope of the services to be provided by Publicis hereunder, except in each case to the extent such Losses are required to be indemnified by Client pursuant to Section 14(B) below.
B) Client shall be responsible for the accuracy and completeness of all information and materials concerning the Products and its competitors’ products that are furnished to Publicis or its Representatives or to Target Prescribers, and shall indemnify Publicis against Losses related to such information and materials except to the extent Publicis or its employees or agents do not use such information and materials in strict compliance with the instructions provided by Somaxon in accordance therewith. Client represents that any information and materials provided by it to Publicis as part of sales training or for use in Detailing with Target Prescribers have been (or will be) subjected to Client’s regular scientific, legal and regulatory review process and comply (or will comply) with all Applicable Requirements. prior to public dissemination and shall indemnify Publicis against Losses related to such information and materials except to the extent Publicis or its employees or agents do not use such information and materials in strict compliance with the instructions provided by Somaxon in accordance therewith. Further, Client shall indemnify and hold harmless Publicis and its officers, directors and employees from and against all Losses arising out of or resulting from (i) the breach of this Agreement by Client or any of its officers, directors, employees, agents or contractors, (ii) the negligence, recklessness, willful misconduct or violation of law by Client or any of its officers, directors, employees, agents or contractors, or (ii) any personal injury, death, malpractice, product liability or other claims arising from the promotion, sales, use or misuse of the Products or otherwise relating in any manner to the Products, except in each case to the extent such Losses are required to be indemnified by Publicis pursuant to Section 14(A) above.
C) If there arises any claim for which a party to this Agreement may seek indemnification under this Section, such party shall promptly give notice to the other party of any such claim and shall not take any material step in the conduct of any legal proceeding before consulting the indemnifying party; provided, however, that failure to give notice shall not limit or otherwise reduce the indemnity provided for in this Agreement except to the extent that failure to give notice materially prejudices the rights of the indemnifying party. The indemnifying party will then have the right, at its expense and with counsel of its choice, to defend, contest, or otherwise protect against any such action. The indemnified party will also have the right, but not the obligation, to participate, at its own expense in the defense thereof with counsel of its choice. The indemnified party shall cooperate to the extent reasonably necessary to assist the indemnifying party in defending, contesting or otherwise protesting against such action, provided that the reasonable cost in doing so will be paid by the indemnifying party. If the indemnifying party fails within thirty (30) days after receipt of notice to notify the indemnified party of its intent to defend, or to defend, contest or otherwise protect against such an action or fails to diligently continue to provide the defense after undertaking to do so, the indemnified party will have the right upon ten (10) days prior written notice to the indemnifying party to defend, settle and satisfy any such action and recover the costs of the same from the indemnifying party. The indemnifying party will not settle any such case without with prior written consent of the indemnified party and such consent shall not be unreasonably withheld, conditioned or delayed.

D) The indemnity of obligations set forth in this Section 14 shall survive the expiration or termination of this Agreement or any Program.
E) EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, Publicis MAKES NO REPRESENTATIONS OR WARRANTIES TO CLIENT, EITHER EXPRESS OR IMPLIED, INCLUDING MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. EXCEPT WITH RESPECT TO (I) CLAIMS FOR INDEMNIFICATION UNDER THIS SECTION 14 RELATING TO ACTIONS BROUGHT BY THIRD PARTIES (INCLUDING INVESTIGATIONS OR CLAIMS BROUGHT BY GOVERNMENTAL OR REGULATORY AUTHORITIES) OR (II) BREACHES OF SECTION 12(A), IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY OTHER PERSON OR ENTITY FOR DIRECT, INDIRECT, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY LOST REVENUES OR PROFITS, EVEN IF SUCH OTHER PARTY HAS BEEN SPECIFICALLY ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
15. Force Majeure. Neither party shall be liable or deemed in default under this Agreement for any delay or failure to perform (other than the failure to make any required payment when due) resulting from any cause beyond that party’s reasonable control; provided, however, that if such cause continues for more than ninety (90) consecutive days, the other party hereto may elect to terminate this Agreement with no additional liability or cost.
16. Notices. Any notice given by a party to the other party under this Agreement shall be in writing and shall be given (a) by personal delivery, with receipt acknowledged, or (b) by prepaid certified or registered mail, return receipt requested, or (c) by prepaid recognized next business day delivery service, to the following address:
If to Publicis:

Publicis Touchpoint Solutions, Inc.
2000 Lenox Drive
Suite 100
Lawrenceville, NJ 08648
Attn: Al Pavucek, CFO
If to Client:

Somaxon Pharmaceuticals, Inc.
3570 Carmel Mountain Road
Suite 100
San Diego, CA 92130
Attn: General Counsel
Either party may, by notice given to the other party in accordance with this Section, change the address to which notices shall be given under this Agreement. Notices shall be effective upon receipt.

17. Miscellaneous
A) This Agreement (i) constitutes the entire agreement between the parties relating to its subject matter and merges and supersedes and terminates all prior written and oral agreements, and all contemporaneous oral agreements, between the parties relating to its subject matter (except applicable Supplements), and (ii) may not be amended except by a writing signed by the party against which such amendment is sought to be enforced. Except where the context otherwise requires, references to this Agreement shall include all Supplements.
B) This Agreement may not be assigned or transferred by any party without the prior written consent of the other party; provided, however, that Publicis reserves the right to utilize the services of its affiliated companies in its performance of services under this Agreement, subject to the prior written consent of Client and to such affiliate agreeing in writing to be subject to all of the rights and obligations of Publicis hereunder; and provided, further, that either party may assign its rights or obligations under this Agreement to any entity or person that acquires all or substantially all of its assets; or in connection with an internal reorganization or merger, provided, however, that Publicis’ right to so assign this Agreement is permitted only if the same Publicis personnel providing services to Client hereunder prior to such reorganization will continue to provide such services to Client after such internal reorganization, merger or sale; or to a Purchaser’s interest relating to this Agreement or to whom it licenses substantial rights to the Product, in each case in any one or more transactions in any form.
C) This Agreement (i) shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflict of laws principles applied in the State of New York, and (ii) shall be binding upon, and inure to the benefit of, the parties and their respective successors and permitted assigns.
D) In the event that any provision of this Agreement is finally held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions of this Agreement shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable provision had not been included.
E) The headings of the Sections of this Agreement are for convenience of reference only, are not part of this Agreement and shall not be used in its interpretation.
F) Any public disclosure with respect to this Agreement shall be at such time and in such manner as Client and Publicis shall mutually agree, provided that neither party shall be prevented from making such public disclosures as such party’s legal obligations may require.
G) Except as otherwise provided in a Supplement, during the term of this Agreement and for a period of one year thereafter, neither party to this Agreement, nor any contract sales organization or other third party acting on behalf of a party, shall directly or indirectly (i) solicit, induce or encourage any Representative or employee of the other party to terminate his or her employment with such party, or (ii) hire any such Representative or employee.

H) No failure or delay on the part of either party in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or exercise of any, other right, power or remedy under this Agreement. No waiver of any provision of this Agreement shall be effective unless such waiver shall be in writing and signed by the party giving such waiver. The remedies provided in this Agreement are cumulative and not exclusive of any other remedies provided by law.

PUBLICIS TOUCHPOINT SOLUTIONS, INC.		SOMAXON PHARMACEUTICALS, INC.

By:	/s/ Karen L. Kelly Name: Karen L. Kelly Title: SVP Finance, Contracting & Pricing Date: 7/14/10	By:	/s/ Richard W. Pascoe Name: Richard W. Pascoe Title: President and Chief Executive Officer Date: 7/14/2010